Exhibit 99.1

NEWS RELEASE

MEDIA INQUIRIES:	FOR IMMEDIATE RELEASE
Stephanie Hoefken	March 18, 2015
Office: (214) 891-7693
E-mail: Stephanie_hoefken@richards.com

Business First Bancshares Announces Acquisition Approvals

BATON ROUGE, LOUISIANA, March 18, 2015 – Business First Bancshares, Inc., holding company of Business First Bank (www.b1bank.com), reported receipt of regulatory and shareholder approvals for its previously announced pending acquisition of American Gateway Financial Corporation, the holding company of American Gateway Bank. As of December 31, 2014, the combined company is projected to have total assets of approximately $1.05 billion, total gross loans of approximately $711 million, and total deposits of approximately $867 million.

Jude Melville, President and Chief Executive Officer of Business First Bank, commented, “We are pleased to obtain the approvals of our regulatory partners and the shareholders of American Gateway Bank. This is a materially significant step for both companies. In an economic and regulatory environment that is increasingly challenging for community banks, we believe both of our institutions will be stronger taking on the future together—more assets under management, more geographic and industrial diversification, more opportunities for employees to grow and develop, and more earnings to invest for growth.”

On July 24, 2014, Business First announced its entry into a definitive agreement to acquire by merger American Gateway Financial Corporation. Business First received approvals related to the acquisition from the Board of Governors of the Federal Reserve System on February 27, 2015, from the Federal Deposit Insurance Corporation (FDIC) on March 11, 2015, and from the Louisiana Office of Financial Institutions on February 27, 2015. American Gateway shareholders voted to approve the transaction on March 17, 2015. The Company anticipates closing the transaction upon expiration of the required waiting period and after completion of all other conditions.

Upon completion of the merger, the combined entity will be the largest community bank headquartered in Baton Rouge and one of the top ten institutions by size headquartered in Louisiana. The company will operate 16 offices, including 15 banking centers and one loan production office in six markets across Louisiana. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to private businesses and their owners, operators, executives, and employees. It was chosen as one of American Banker Magazine’s Top 40 Banks to Work For in 2014.

CORPORATE OFFICE
Business First 8440 Jefferson Hwy., Baton Rouge, LA 70809 | 225.248.7600	Page 1

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction with American Gateway, acceptance by customers of American Gateway of Business First’s products and services, the opportunities to enhance market share in certain markets and market acceptance of Business First generally in new markets.

We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, the ability to obtain required shareholder and regulatory approvals for the merger, the ability of Business First and American Gateway to close the merger, Business First’s ability to successfully integrate the operations of American Gateway after the merger, the ability of Business First to provide competitive services and products in new markets and grow market share in existing markets, the ability of Business First to assimilate and retain key personnel after the merger, conditions in the financial markets and economic conditions generally, the adequacy of Business First’s provision and allowance for credit losses to cover actual credit losses, the credit risk associated with real estate construction, acquisition and development loans, losses resulting from the significant amount of Business First’s other real estate owned, limitations on Business First’s ability to declare and pay dividends, the impact of legal or administrative proceedings, the availability of capital on favorable terms if and when needed, liquidity risk, governmental regulation and supervision of Business First’s operations, the short-term and long-term impact of changes to banking capital standards on Business First’s regulatory capital and liquidity, the impact of regulations on service charges on Business First’s core deposit accounts, the susceptibility of Business First’s business to local economic or environmental conditions, the soundness of other financial institutions, changes in interest rates, the impact of monetary policies and economic factors on Business First’s ability to attract deposits or make loans, volatility in capital and credit markets, reputational risk, the impact of hurricanes or other adverse weather events, any requirement that Business First write down goodwill or other intangible assets, diversification in the types of financial services Business First offers, Business First’s ability to adapt its products and services to evolving industry standards and consumer preferences, competition with other financial services companies, Business First’s growth strategy, interruptions or breaches in Business First’s information system security, the failure of certain third party vendors to perform, unfavorable ratings by rating agencies, dilution caused by Business First’s issuance of additional shares of its common stock to raise capital or acquire other banks, bank holding companies, financial holding companies and insurance agencies, other factors generally understood to affect the financial condition or results of financial services companies and other factors detailed from time to time in Business First’s press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

CORPORATE OFFICE
Business First 8440 Jefferson Hwy., Baton Rouge, LA 70809 | 225.248.7600	Page 2